Exhibit 99.1

Annovis Bio Announces Second Quarter 2022 Results and Provides Corporate Update

Berwyn, Pennsylvania—August 8, 2022 - Annovis Bio, Inc. (NYSE: ANVS) ("Annovis" or the "Company"), a clinical-stage drug platform company addressing neurodegenerative diseases, today announced second quarter financial results for the quarter ended June 30, 2022, and reviewed recent accomplishments.

Maria L. Maccecchini, Ph.D., Founder, President, and CEO of Annovis, commented: “Because of buntanetap’s unique mode of action, it has the potential to act on a variety of neurodegenerative disorders. As a result, in the second quarter, we have taken significant steps to expand our intellectual property portfolio as it relates to buntanetap. Importantly, the FDA has approved our Phase 3 clinical trial design in early PD patients. This approval affirms the Company's path to securing approval for buntanetap to treat neurodegenerative diseases, including Parkinson's and Alzheimer's diseases, with longer treatment regimens.”

Recent Highlights and New Developments

•	Receipt of positive FDA Notice for Buntanetap Phase 3 clinical trial in Parkinson’s Disease: The Company received notice from the FDA that the Phase 3 clinical study in early Parkinson's patients may proceed. The FDA accepted the final protocol and the clinical development plan, approved the use of the Company's new large-scale batch of good manufacturing practice material, and found the chronic toxicology in rats and dogs safe and adequate to support long-term human studies lasting decades compared to the previous restriction of one month.

•	Submission of an international patent application to cover the treatment of neurological injuries caused by infections: The Company announced the submission of an international patent application under the Patent Cooperation Treaty for its drug platform buntanetap. The patent claims a method of inhibiting, preventing, or treating neurological injuries due to viral, bacterial, fungal, protozoan, or parasitic infections in humans.

•	Cooperative Research and Development Agreement with the National Institute on Aging: The Company announced a Cooperative Research and Development Agreement (CRADA) with the National Institute on Aging (NIA), a part of the National Institutes of Health. Under this CRADA, NIA and Annovis are collaborating to develop pharmacodynamic biomarkers for buntanetap, focusing on isolating brain-derived extracellular vesicles (EV) containing potential biomarkers of neuronal function and viability.

Financial Results for the Second quarter of 2022

Cash, cash equivalents, and marketable securities were $36.0 million as of June 30, 2022. Research and development expenses for the quarter ended June 30, 2022, were $6.8 million, compared to $1.8 million for the same period in 2021. The increase was primarily the result of an increase of $2.4 million in clinical expenses as the Company incurred costs related to its upcoming Phase 3 study in early PD patients, an increase of $1.8 million for the cost of materials and an increase of $0.7 million in stock-based compensation expense. General and administrative expenses for the quarter ended June 30, 2022, were $1.9 million, compared to $0.7 million for the same period in 2021. The increase was primarily the result of an increase of $1.2 million in stock-based compensation expense.

For the quarter ended June 30, 2022, Annovis reported a net loss of $8.7 million, compared to a net loss of $2.5 million for the same period in 2021.

About Annovis Bio, Inc.

Headquartered in Berwyn, Pennsylvania, Annovis Bio, Inc. (Annovis) is a clinical-stage, drug platform company addressing neurodegeneration, such as Alzheimer's disease (AD), Parkinson's disease (PD), and other chronic neurodegenerative diseases, including Alzheimer's in Down Syndrome (AD-DS). We believe that we are the only company developing a drug for AD, PD, and AD-DS that inhibits more than one neurotoxic protein and, thereby, improves the information highway of the nerve cell, known as axonal transport. When this information flow is impaired, the nerve cell gets sick and dies. Annovis conducted two Phase 2 studies: one in AD patients and one in both AD and PD patients. In the AD/PD study buntanetap showed improvements in cognition and memory in AD as well as body and brain function in PD patients.

For more information on Annovis Bio, please visit the Company's website www.annovisbio.com and follow us on LinkedIn and Twitter.

Forward-Looking Statements

Statements in this press release contain "forward-looking statements" that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "expect," "believe," "will," "may," "should," "estimate," "project," "outlook," "forecast" or other similar words, and include, without limitation, statements regarding the timing, effectiveness, and anticipated results of buntanetap clinical trials. Forward-looking statements are based on Annovis Bio, Inc.'s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and Annovis Bio, Inc. undertakes no duty to update such information except as required under applicable law.

Media and Investor Contact:
Nic Johnson
Russo Partners, LLC
(303) 482-6405

nic.johnson@russopartnersllc.com